UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ENCORE WIRE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

June 17, 2024

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ENCORE WIRE CORPORATION,

TO BE HELD ON WEDNESDAY, JUNE 26, 2024

This is a supplement to the definitive proxy statement, dated May 22, 2024 (the “Proxy Statement”), filed by Encore Wire Corporation (“Encore” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement relates to the solicitation of proxies by Encore’s Board of Directors (the “Encore Board”) for use at a special meeting of stockholders (the “Special Meeting”) to be held on Wednesday, June 26, 2024, at 9:00 a.m., Central Time online at https://www.virtualshareholdermeeting.com/WIRE2024SM. Terms used in this supplement that are not defined herein have the meanings given to them in the Proxy Statement.

Since the filing of the Proxy Statement, Encore has received nine (9) demand letters (collectively, the “Demand Letters”) from purported Encore stockholders with respect to the proposed merger (the “Merger”) of Encore with a subsidiary of Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”). The Demand Letters generally allege that the disclosures contained in the Proxy Statement are deficient and demand that certain corrective disclosures be made. In addition, one of the Demand Letters also makes a demand for certain books and records of Encore related to the Merger. Additionally, since the filing of the Proxy Statement, two (2) complaints have been filed by purported Encore stockholders with respect to the Merger, Summons and Compl., Turner v. Encore Wire Corp., No. 652971/2024 (N.Y. Sup. Ct., June 12, 2024), Doc. No. 1 and Summons and Compl., Clark v. Encore Wire Corp. (N.Y. Sup. Ct., June 14, 2024), Doc. No. 1, both of which were filed in New York Supreme Court as individual actions against Encore and current members of the Encore Board (together, the “Complaints”). The Complaints allege that the Proxy Statement is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information and assert claims that the Encore Board breached its fiduciary duties owed to Encore stockholders.

The purpose of this supplement is to provide supplemental information concerning the Special Meeting and the matters to be considered at the Special Meeting. Except as described in this supplement, the information provided in the Proxy Statement continues to apply. If information in this supplement differs from or updates information contained in the Proxy Statement, then the information in this supplement is more current and supersedes the different information contained in the Proxy Statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY.

Encore does not believe that supplemental disclosures are required or necessary under any applicable laws. However, solely in order to minimize expense and distraction and to avoid the uncertainty of any litigation, Encore is electing to voluntarily make the supplemental disclosures to the Proxy Statement set forth below in response to the Demand Letters and the Complaints. Encore believes that the Demand Letters and the claims set forth in the Complaints are without merit. Encore believes that the Proxy Statement disclosed all material information required to be disclosed and denies that any of the supplemental disclosures are material or are otherwise required to be disclosed. Nothing in the supplemental disclosures contained herein should be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws.

Supplemental Disclosures

All paragraph headings and page references in the information below are references to paragraphs and pages in the Proxy Statement, and the terms used below have the meanings set forth in the Proxy Statement. For clarity, new text within restated paragraphs from the Proxy Statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Proxy Statement is highlighted with ~~strikethrough text~~.

Background of the Merger

The final paragraph under the caption “Background of the Merger” on page 45 of the Proxy Statement is amended and restated as follows:

As of 11:59 p.m. Central Time on May 19, 2024 (the No-Shop Period Start Date under the Merger Agreement), twelve of the thirteen potential buyers who had been contacted by representatives of J.P. Morgan had advised representatives of J.P. Morgan that they were not interested in pursuing discussions regarding a potential transaction with Encore that would be superior to the Merger. The remaining potential buyer (Party A) contacted by representatives of J.P. Morgan did not respond. Aside from the thirteen potential buyers contacted by representatives of J.P. Morgan, no other bona fide potential buyers contacted J.P. Morgan or Encore during the Go-Shop Period to submit an Alternative Proposal.

Opinion of J.P. Morgan Securities LLC

The sub-section under the caption “Trading Multiples Analysis”, beginning with the 11th paragraph under the caption “Opinion of J.P. Morgan Securities LLC” on page 51 of the Proxy Statement, is amended and restated as follows:

Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Encore with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Encore. The companies selected by J.P. Morgan were as follows:

•	Prysmian S.p.A.
•	Mueller Industries, Inc.
•	Nexans S.A.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of Encore based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed are identical or directly comparable to Encore and certain of these companies may have characteristics that are materially different from those of Encore. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Encore.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of the company’s firm value (“FV”) to the consensus equity research analyst estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization and after the deduction of stock based compensation (“Adj. EBITDA”) for the year ended December 31, 2024 (“FV / 2024E Adj. EBITDA”).

The FV / 2024E Adj. EBITDA Multiple for the companies selected by J.P. Morgan were as follows:

Selected Publicly Traded Companies	FV / 2024E Adj. EBITDA Multiple
Prysmian S.p.A.	9.4x
Mueller Industries, Inc.	N/A*
Nexans S.A.	6.5x

*Consensus estimates for Adj. EBITDA for Mueller Industries, Inc. were not available.

Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for FV / 2024E Adj. EBITDA of 6.5x to 9.5x. After applying such range to Encore’s Adj. EBITDA for the year ending December 31, 2024, as provided by Encore management and reflected in the Financial Projections, the analysis indicated the following range of implied per share firm value (rounded to the nearest $0.25) for Encore common stock:

	Implied Per Share Firm Value
	Low	High
FV / 2024E Adj. EBITDA	$192.00	$263.25

The range of implied per share firm value for Encore common stock was compared to (i) the closing price of Encore common stock of $260.98 as of April 12, 2024, the last trading day prior to the delivery of J.P. Morgan’s opinion, and (ii) the Base Consideration of $290.00 per share of Encore common stock.

Certain Financial Projections

The 10th paragraph and accompanying chart under the caption “Certain Financial Projections” on page 55 of the Proxy Statement are amended and restated as follows:

The following is a summary of the Financial Projections (which summary is not included in this Proxy Statement to induce any Encore stockholder to vote in favor of approving the Merger Agreement Proposal or approving any other proposals to be voted on at the Special Meeting):

($ in millions)	Q2-Q4 FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E	FY2032E	FY2033E
Net Sales	$2,030	$2,979	$3,265	$3,461	$3,645	$3,815	$3,968	$4,100	$4,209	$4,294
(-) Cost of Goods Sold	$(1,600)	$(2,362)	$(2,594)	$(2,768)	$(2,934)	$(3,090)	$(3,233)	$(3,362)	$(3,473)	$(3,564)
Gross Profit	$430	$617	$670	$693	$712	$726	$735	$738	$737	$730
(-) Selling General & Administrative Expenses	$(151)	$(221)	$(242)	$(256)	$(269)	$(281)	$(292)	$(302)	$(310)	$(316)
(+) Depreciation & Amortization	$31	$49	$56	$67	$76	$83	$87	$91	$95	$98
Adj. EBITDA (1)	$310	$445	$485	$504	$519	$527	$529	$528	$522	$512
(-) Cash Taxes	$(64)	$(91)	$(99)	$(101)	$(102)	$(102)	$(102)	$(100)	$(98)	$(95)
(-) Capital Expenditures	$(113)	$(150)	$(150)	$(145)	$(139)	$(130)	$(120)	$(113)	$(107)	$(100)
(+/-) Change in Net Working Capital	$(47)	$(70)	$(51)	$(35)	$(33)	$(30)	$(27)	$(23)	$(19)	$(15)
Unlevered Free Cash Flow (2)	$86	$134	$186	$224	$245	$264	$280	$291	$298	$302

(1) A non-GAAP financial measure, Adjusted EBITDA is defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding interest income and other significant items of a non-recurring and/or non-operational nature.

(2) A non-GAAP financial measure, Unlevered Free Cash Flow is defined as Adjusted EBITDA less cash taxes, capital expenditures and changes in working capital.

The Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company incorporated by reference into this Proxy Statement.

Interests of the Directors and Executive Officers of Encore in the Merger

New Compensation Arrangements

The paragraph under the caption “New Compensation Arrangements” on page 58 of the Proxy Statement is amended and restated as follows:

As of the date of the supplement to this Proxy Statement, filed with the SEC on June 17, 2024, Encore’s executive officers have had preliminary discussions regarding potential short-term employment with the Surviving Corporation after the Effective Time but have not entered into any definitive agreements or arrangements regarding such employment and those discussions are ongoing.

Additional Information About the Merger and Where to Find It

This communication relates to the Merger of the Company with a subsidiary of Parent. In connection with the Merger, the Company filed the Proxy Statement on May 22, 2024 with the SEC. On or about May 22, 2024, the Company commenced mailing the Proxy Statement and a proxy card to each stockholder entitled to vote at the Special Meeting. The Proxy Statement contains important information about the Merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT MATERIALS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Stockholders are able to obtain copies of the Proxy Statement and any other documents filed by the Company with the SEC (when they become available) for no charge at the SEC’s website at www.sec.gov. In addition, stockholders are able to obtain free copies of the Proxy Statement from the Company by going to the Company’s Investor Relations page on its corporate website at https://www.encorewire.com/investors/index.html.

Participants in the Solicitation

The Company, its directors—Daniel L. Jones, Gina A Norris, William R. Thomas, W. Kelvin Walker, Scott D. Weaver, and John H. Wilson—and Bret J. Eckert, the Company’s Executive Vice President and CFO, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Merger. As disclosed under “Security Ownership of Certain Beneficial Owners and Management” in the Proxy Statement, filed with the SEC on May 22, 2024 (available on the SEC’s EDGAR website at: https://www.sec.gov/Archives/edgar/data/850460/000110465924064083/tm2412615-3_defm14a.htm), as of May 17, 2024, Mr. Jones beneficially owned 5.36% of the Company’s common stock and Mr. Eckert beneficially owned 1.55% of the Company’s common stock. None of the other participants in the solicitation owns in excess of one percent of the Company’s common stock. More detailed information about the ownership interests of each director and Mr. Eckert can be found in their respective SEC filings on Forms 3, 4, and 5, all of which are available on the SEC’s website at www.sec.gov for no charge, and in the section of the Proxy Statement titled “Interests of the Directors and Executive Officers of Encore in the Merger.” Additional information regarding the participants in the solicitation, including their direct or indirect interests, by security holdings or otherwise, is included in this supplement and may be included in other relevant materials to be filed with the SEC in respect of the Merger when they become available.

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If you have any questions concerning the Special Meeting, the Proxy Statement or this supplement, would like additional copies of the Proxy Statement or this supplement, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders May Call: (888) 887-1266 (TOLL-FREE)

Banks and Brokers May Call Collect: (212) 269-5550

Email: WIRE@dfking.com